CERTIFICATE OF AMENDMENT
                                      OF
                      AGREEMENT AND DECLARATION OF TRUST
                                      OF
                        INTERNATIONAL CASH PORTFOLIOS



The undersigned certify that:

1. They constitute a majority of the Board of Trustees of INTERNATIONAL CASH PORTFOLIOS, a Massachusetts business trust (the "Trust"):

2. They hereby adopt the following amendments to the Agreement and Declaration of Trust of the Trust (the "Declaration of Trust"):

            A. The title of the Declaration of Trust is hereby amended to read as follows:

                      INTERNATIONAL CURRENCY PORTFOLIOS
                      Agreement and Declaration of Trust

            B. Article I, Section 1 of the Declaration of Trust is hereby amended to read as follows:

            Section 1.  Name.  This Trust shall be known as
            INTERNATIONAL CURRENCY PORTFOLIOS.

3. It is the determination of the Trustees that approval of the shareholders of the Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. This amendment is made pursuant to Article IX, Section 9 of the Declaration of Trust which empowers the Trustees to amend the Declaration of Trust for the purpose of changing the name of the Trust.

            IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 26th day of April, 1991.


/s/ Donald P. Gould
    Donald P. Gould                           Alan T. Leupp

/s/ James J. Atkinson, Jr.                /s/ Daniel J. Bacastow
    James J. Atkinson, Jr.                    Daniel J. Bacastow

/s/ David P. Kraus                        /s/ David K. Eiteman
    David P. Kraus                            David K. Eiteman

/s/ Gerald R. Healy
    Gerald R. Healy